Exhibit 99.2

CDW Authorizes $750 Million Share Repurchase Program Increase and Declares Cash Dividend of $0.1075 Per Share

Furthering Commitment to Returning Cash to Stockholders

LINCOLNSHIRE, Ill., May 04, 2016 (GLOBE NEWSWIRE) -- CDW Corporation (NASDAQ:CDW) today announced that its Board of Directors has authorized a $750 million increase to the company’s common stock share repurchase program and declared a quarterly cash dividend. The cash dividend of $0.1075 per common share, which is 59 percent higher than last year’s second quarter dividend, will be paid on June 10, 2016 to all stockholders of record as of the close of business on May 25, 2016.

“Since going public in 2013, CDW has returned more than $470 million to stockholders through share repurchases and dividends,” said Ann E. Ziegler, senior vice president & chief financial officer of CDW. “Share repurchases and annual dividend increases are important components of our capital allocation strategy to deliver value to our stockholders just as we have delivered value to our customers and partners for more than 30 years."

Future dividends and share repurchase authorizations will be subject to approval by CDW’s Board of Directors. The $750 million authorization is incremental to the $141 million currently unused in the repurchase program which was initially authorized for $500 million in November 2014. Share repurchases under the program will be made from time to time in private transactions, open market purchases or other transactions as permitted by securities laws and other legal requirements. The timing and amounts of any purchases will be based on market conditions and other factors including but not limited to price, regulatory requirements and capital availability. The program does not require the purchase of any minimum dollar amount or number of shares and the program may be modified, suspended or discontinued at any time.

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare organizations in the United States, Canada and the United Kingdom. A Fortune 500 company with multi-national capabilities, CDW was founded in 1984 and employs more than 8,600 coworkers. For the twelve months ended March 31, 2016, the company generated net sales of over $13.3 billion. For more information, visit www.CDW.com.

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Sari Macrie, CFA
Vice President, Investor Relations
847-968-0238
investorrelations@cdw.com

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847-968-0743
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